April 2009 Conference Call
Shareholder Update and Q2 Ended March 31, 2009

Marty:
Good morning.    Before we begin the call, I would like to make the following statement.

The statements in this conference call that relate to future results, markets,   growth plans or performance are forward-looking and involve certain risks and uncertainties associated with demand for products and services,    and development of markets for the company's products and services    as well as other risks identified in the Company's SEC filings.

Actual results, events and performance may differ materially.  Conference call participants are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this conference call.    Ecology Coatings undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Now, I would like to turn the call over to Ecology Coatings’ CEO, Bob Crockett.  Good morning Bob.

Bob

Good morning and thank you for joining us on our first shareholder conference call.  I’m Bob Crockett, CEO of Ecology Coatings.  And, with me are Kevin Stolz, our CFO and Dan Iannotti, our general counsel.  I want to take this opportunity to introduce you to your new management team and provide an update of our accomplishments over the past six months.  I wish I could tell you the names of companies we are working with, but NDA’s prevent disclosure.  They include large fortune 500 companies and private owners who are clearly leaders in their industries. What’s really great is their excitement about our technology.  When customers are pumped about your product, you know you’re on to something.

I joined the company just over 7 months ago, bringing over 20 years of experience in product commercialization.  I came to Ecology Coatings looking for a market with large opportunities that a breakthrough in technology could improve; we have that at Ecology Coatings.  Our general counsel, Dan Iannotti, joined the company 8 months ago and was the general counsel for 3 other publicly traded companies.  Dan provides ecology coatings with extensive business and legal expertise.  Kevin Stolz joined the company as controller 2 years ago and was recently named CFO. Both Dan and Kevin have very well rounded business experience and wear many hats to support the team.

Sally Ramsey, our founder and VP of new product development, is a true pioneer in our industry and Tom Krotine, our chief operating officer, has a PhD in metallurgy and materials science, has extensive experience and a great reputation in the coatings industry, with companies such as Valspar and Sherwin Williams.  We have a small but committed management team, one that will drive the success of our company.

I’d like to take a moment and provide a brief overview of the coatings industry.

First of all, almost every product manufactured, from your iPhone to decorative paint or chrome finishes, to packaging has a protective coating.  Every product that is coated has to go through a curing process.  The most common coatings are heat cured or cured by baking products in large ovens at 400 degrees for approximately 30 minutes.

And, what is really interesting is that this huge $20 billion dollar industry hasn’t had a real technology breakthrough in over 50 years – until now.

Several of our potential customers have stated that we have the technology to completely change the coatings industry.  A great example is powder coatings used to coat metal substrates. These products range from consumer to medical to automotive and electronics.  When replaced with our technology, energy usage is cut by more than 75 percent because our UV coatings don’t require heat and cure with a flash of light in a few seconds.  Manufacturing space and time is cut by 80 percent by eliminating ovens and assembly time because products don’t have to be disassembled for the coating process.  This is a huge cost savings and an added savings of our natural resources and the environment.

  In addition to the cost savings discussed, our coatings for metal finishing provide substantial corrosion protection and adhere to decorative metals and flexible metals—such as aluminum, chrome, stainless steel and tubing, which are difficult to adhere to.  We are getting great feedback from our customers.  This morning we announced an agreement with a leading manufacturer of large 5 gallon metal containers to implement our UV technology into their production line. Our customer has dedicated an entire pilot manufacturing line so we can complete the program as quickly as possible.  With this commitment and pending successful completion of production testing we expect the program to be operational within 12 months.  This agreement shows that industry leaders are determined to implement the best most cost effective technology.  We’re also working with a large automotive parts supplier on an application that will replace chrome with our coating for lighter weight parts with superior hardness and scratch resistance. Our UV coatings are playing a key role in the development of light weight alloys that reduce weight by as much as 20%. This is tremendous as manufacturers view a 10% savings as a significant cost reduction.  These new metals previously were not possible when cured with high temperature ovens.  Our goal is to replace a good portion of the powder coatings used in metal finishing which generates about $5 billion dollars a year.

Our second target market is paper products - which is a $4 billion dollar industry.  Our barrier coatings allow paper to perform in amazing ways and enables broader use of low cost ecology friendly paper in harsh applications.  Our coatings can produce paper with a barrier to water and oils, fire resistant, mold inhibiting; and the ability to provide printed papers, such as medical labels, that are totally smudge-free and disposable friendly.  For example, we are currently working with a large label manufacturer to solve a moisture and adhesion problem on a food container.  The test results are very encouraging and we’re working on a R&D and licensing agreement. If you don’t believe this is a giant opportunity, just walk down the isles of your local grocery store … everything you see has a label and is the single source of brand identity in the packaging industry!

For another large consumer products company, we’re working on a process to minimize the ability of oxygen to permeate through paper. Coating of paper products provides tremendous opportunities for Ecology Coatings.

Based on our recent work with industry leaders, we have 3 revenue streams – R&D fees for development; Licensing fees to grant exclusivity; and on-going royalty fees for implementation in the production process.

I believe we are ideally positioned as global economic and competitive conditions, government and environmentalists are forcing change.  We can be the catalyst for that with our cost effective, environmentally friendly coating technology that provides energy savings, reduces manufacturing costs and provides U.S. manufacturers a competitive edge.

I’ve discussed our two near-term target markets and have provided a brief overview of the coatings industry and how Ecology coatings can revolutionize   an industry that hasn’t changed in more than 50 years - and is ripe for change.

PAUSE……………………………….

This is a good time to have our CFO, Kevin Stolz recap our second quarter.

Kevin begins.
Thank you Bob.
We have been looking internally as to how Ecology Coatings can operate more efficiently as we work toward commercialization.  And, we have been very effective.  For the second quarter, we reduced our operating loss by 46 percent over last year’s second quarter.  And, our net loss for the quarter represented a 51 percent improvement over last year’s second quarter.  We accomplished this through a reduction in headcount, salaries, and consultant and professional fees.  While we’re happy with the progress we have made, we are reviewing other ways to reduce  our burn rate that will not affect commercializing and protecting our products.  I’d like to hand the call back to Bob.

Bob begins:
Thanks Kevin.

The last 18 months have been a transitional period for the company as we move from R&D to commercialization.  We are excited about the remainder of 2009, as it holds many opportunities for our products.  We’re currently working on approximately 20 opportunities that hold promise for customers in a variety of industries.

We know our technology solves big problems by helping companies lower their expenses, increase their manufacturing processes, and lower their carbon footprint.  And, we know our coatings can provide a better, cleaner way of doing things by replacing coating technologies that produce harmful toxins into the atmosphere, and use excessive amounts of fossil fuel.

2009 will be a challenging year with in the current economy, but we believe this recession will force needed change in the coatings industry. The best way to navigate these challenges is to stay focused on what we do best, and focus on markets that can provide revenue in the near-term.

We are currently working with large companies and private owners that want change. Our target markets provide the potential for industry leaders to move forward with manufacturing capital projects that take advantage of the benefits of our technology, with the possibility of funding incentives through the Stimulus Bill. (American Recovery and Reinvestment Act).  Seldom do we see the perfect alignment of the economy, government and the environment driving change.

In many cases our value proposition represents a capital ROI of less than 6 months

I would like to add that the entire management team is focused on improving communications with our shareholders.  We will take a more open approach in sharing our visions, our strategies and tactics with you.  Today’s conference call is an important component of our ongoing communications.  We have also launched an enhanced website where you will see a more direct focus on what and who we are, what makes us unique, and the problems our technology can solve.

Our Value proposition is compelling, our target market is very large with patents that are both broad and strong.  We are very excited about our prospects for commercialization.
We are very committed to building Ecology Coatings in ways that will make our shareholders proud and enhance shareholder value.

Pause…………………………………………………
Now we’d like to open the call up for investor questions.

Operator, please go ahead.
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AFTER QUESTION SESSION…

Bob begins:
 Thank you for your questions.  It is a pleasure to speak with you.  On behalf of the entire team, we would like to thank you for your time, interest and support of Ecology Coatings.  We look forward to speaking with you next quarter.
Thank you.